Exhibit 99.2

Q4-10 Earnings call

Jane Introduction

Thank you Tracy.

Good afternoon. I would like to welcome everyone to SMTC’s fourth quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

I’d like to remind everyone that this presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10-K; on subsequent reports on Form 10-K and Form 8-K and our other filings with the Securities and Exchange Commission and SEDAR.

For our agenda today, I will cover our fourth quarter results then John will review with you our overall performance for 2010, which will then be followed by a question and answer period.

As shown in our press release issued earlier today, the fourth quarter was another solid period of double digit year over year growth, consistent with each quarter of 2010, with strong bottom line performance and cash generation. And just to steal a bit of John’s thunder, our annual results were record setting for the Company.

For the quarter, as we expected, we again generated revenue and earnings growth year over year and strong cash generation totaling $7.5 million. Revenue for the fourth quarter increased by 26% to $64.6 million compared to the same period last year. The Company recorded net income of $4.5 million in Q4, $1.9 million higher than last quarter and $2.2 million higher than the same quarter of 2009, excluding losses last year from discontinued operations. Including discontinued operations, net income for the quarter was $8.1 million higher than last year. Importantly, for the first time since 2002 we are recognizing the benefit of prior years’ tax losses on our balance sheet that are available to shelter earnings from taxation. As a result, net earnings included a $2.8 million tax recovery. In total, approximately $40 million in net operating loss (or NOL) carry forwards are available to the Company to shelter 2010 and future earnings from taxation in the US and Canada. The NOLs were written off in 2003; however they are now being utilized in 2010 to shelter our record earnings as well as a portion being conservatively reestablished on our balance sheet for the future due to our confidence in the likely use of the NOLs to shelter future taxes in the US. As shareholders may already know, we established an NOL rights plan in 2010 to protect against the inadvertent loss of these valuable tax assets.

Let me now expand in several areas. Compared to the same period last year, revenue increased 26% or $13.4 million, generally reflecting the continued recovery of our customers end markets, expansion of customer share of business and new customer introductions. Revenue at $64.6 million for the quarter was essentially unchanged from the $65.4 million recorded in the prior quarter. Last quarter we spoke to the growth

Q4-10 Earnings call

from our five new customers that began ramping production coming into 2010 with revenue increasing each quarter throughout 2010. In the fourth quarter, revenue from these customers increased to almost $13 million from $7 million last quarter with one customer becoming a 10% customer for the quarter. Another of these customers became our 8th largest customer and one is expected to become a top 10 customer in 2011. The increased revenue was offset by customary variations in production requirements from certain of our longstanding customers and customer attrition.

Our prospective customer pipeline continues to strengthen in all regions particularly in San Jose where we have made substantial investment in key personnel, plant and equipment and were recently recognized by the City of San Jose in recognition of the company’s presence and operations in Silicon Valley and for its efforts in growing the regional economy. In addition, the frequency of new prospect site visits is increasing which is typically a good indicator of future customer acquisitions. We have also made several investments in key sales and marketing personnel to continue to expand our customer acquisition resources. We were recently awarded a new product line by one of our newer customers in the communications sector and we have begun qualification of two customers noted last quarter, in the instrumentation and medical sectors. These customers are expected to be in production by early to mid 2011.

Our mix of revenue in our various segments has changed somewhat with the industrial segment remaining our largest at 73.6%, reduced from prior periods as several new customers are in the communications and networking and computing segments. Our top ten customers accounted for 85.8% of the quarter’s total revenue, somewhat decreased from last quarter. Details can be found in our 10K which will be filed shortly.

Gross margin for the quarter was $6.9 million or 10.7%, consistent with our estimate last quarter, which compares with $7.9 million or 12.1% in the prior quarter, which was a record, and $5.9 million or 11.5% for Q4 of last year. The year over year increase is due to the revenue increase. The margin percent reduction is due to customer mix and the nature of services provided. We expect margins to remain around 10 percent.

In the quarter, selling, general and administrative costs were $4.8 million compared with $4.7 million last quarter and $3.4 million for the same period a year earlier. We continue to manage administrative costs carefully after significantly lowering costs in 2009; however savings generated in 2009 have been more than offset by variable compensation resulting from a record year for the Company as well as various non recurring professional and administrative fees and the investment in customer facing personnel noted earlier. We do plan to continue to carefully manage selling, general and administrative expenses and expect these costs to be reduced in 2011.

Having successfully amended our banking arrangements in the first half of 2010, interest expense decreased in the quarter from $436 thousand last quarter down to $321 thousand this quarter due to decreased interest rates and a decrease in average debt. The expense is lower than interest costs a year ago of $622 thousand due to lower

Q4-10 Earnings call

average debt and the lower rates resulting from our favourable amendment. With our current strong performance, interest rates have been reduced as a result of a tiered interest rate structure for which our results have put us in the lowest cost tier. Our overall average interest rate for the quarter was 3.7%.

On an EBITDA basis, we generated $2.7 million compared to $3.8 million last quarter and $3.3 million in Q4 of 2009. The decline over last year is largely due to the increase in selling, general and administrative costs, driven mainly by variable based compensation.

The Company generated $7.5 million in cash from operations, largely used to lower indebtedness to a new Company low of $9.9 million in net debt. We recorded positive cash flow from earnings of $2.3 million, and generated cash from working capital, excluding cash in bank, of $5.2 million in the quarter. As expected, we continued to reach record low debt levels through the end of the year as supply chain challenges industry wide abated reducing inventory and as we continued to generate cash from earnings. Our goal is to become debt free, possibly by the end of this year. With our balance sheet significantly strengthened and with improved results, we are in discussions with lenders to expand our current facility and allow flexibility for potential strategic transactions.

Inventory decreased from $45.1 million or 71 days to $42.4 million or 67 days. Inventory is procured as directed by our customers and customers generally retain liability for all inventory. Our goal for 2011 is to further reduce the number of days of inventory held.

Accounts receivable was $35.3 million or 49 days, slightly decreased from the prior quarter at $35.9 million or 50 days.

Accounts payable was $42.9 million, increased from $41.5 million last quarter. Days were modestly increased from 65 days to 66 days.

Capital investments were a modest $203 thousand in the quarter; we had expected higher investments however new equipment ordered in 2010 arrived shortly after year end.

Overall, a successful quarter. Our results continue to be among the leaders in our industry among pure EMS players.

Let me now turn the call over to John.

John

Thanks Jane. Good afternoon everyone.

Q4-10 Earnings call

2010 turned out to be one of, if not the best, in Company history. We grew revenue by 46% to $262.6 million compared with 2009. Annual net income was up $10.0 million; over 2009 to $12.4 million; and we cut net debt to below $10 million.

Unquestionably in 2010, SMTC benefitted from a strengthening economy. But there is a lot more to the story.

First, let’s look at our revenue performance. We grew revenue year over year by $83 million. Of that total, $28 million came from long-standing customers increasing orders due to expansion of their end markets and rebuilding inventories depleted during the recession. Importantly, we added a further $28 million from newer customers that continued to ramp production to full run rates in 2010. Finally, five new customers for which production started in 2010, contributed $27 million in revenue reflecting the success of our new business development activities.

Net income for the year at $12.4 million increased almost five-fold over 2009’s income from continuing operations and was up $15.9 million overall. The growth in earnings came from higher revenue and mix, increased margins, lower interest costs, and a favourable income tax recovery. Gross margins at 11.2% were exceptionally strong in part due to leveraging our efficient operational footprint and cost structure. Cost reduction initiatives undertaken in 2009 paid dividends in 2010 as we were able to control headcount and cost escalation to better leverage our resources and fixed costs. Our margins also benefited from several procurement initiatives.

2010 was also a year of investment. We expanded our sales organization to provide greater coverage. We also continued to upgrade our equipment in all of our facilities and during the year, we established an international procurement office in Asia.

From a cash flow perspective, we generated $14 million from operations. Despite 46% in revenue growth, we held our working capital essentially flat year over year. Our positive cash flow was applied to debt reduction. Over the past decade our debt level was as high at $160 million. Today it is under $10 million.

Finally, from an investor’s perspective in 2010 we were able to generate significant shareholder value.

With these comments, Tracy please open the lines for questions.

Thank you.